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                                                                    EXHIBIT 8(b)

                      [LETTERHEAD OF MAYER, BROWN & PLATT]

                                 March 10, 2000




Burlington Northern Santa Fe Corporation
2650 Lou Menk Drive
2nd Floor
Fort Worth, Texas 76131-0052

Dear Ladies and Gentlemen:

         We have acted as your counsel in connection with (i) the proposed merger of Western Merger Sub, Inc. ("Merger Sub") into Burlington Northern Santa Fe Corporation ("BNSF"), pursuant to which existing shareholders of BNSF will receive shares of common stock of North American Railways, Inc. ("North American Railways") in exchange for shares of common stock of BNSF and be deemed to subscribe for newly issued Canadian National Railway Company ("CN") Voting Shares, which will be "stapled" to the North American Railways Common Shares,
(ii) the receipt of North American Railways Common Shares and CN Voting Shares, which shares will be "stapled" together, by certain shareholders of CN pursuant to the Amended and Restated Combination Agreement dated as of December 18, 1999 and the Plan of Arrangement, a form of which is appended thereto as Exhibit E (the Combination Agreement and Plan of Arrangement together being referred to herein as the "Agreements") and (iii) the preparation and filing of the related Registration Statement on Form S-4 (the "Joint Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Joint Proxy Statement/Prospectus and the Agreements.

         Pursuant to the Agreements, CN will reorganize its authorized share capital such that a shareholder of CN will receive, for each CN Common Share, a security composed of a newly authorized and issued CN Voting Share and CN Exchangeable Share, which will be "stapled" together. A CN Exchangeable Share will be exchangeable at the option of the holder (or, in certain circumstances, at the option of North American Railways or an affiliate thereof) into a North American Railways Common Share, which will also be "stapled" to a CN Voting Share. In the event of a liquidation, dissolution or winding-up of CN, each outstanding CN Exchangeable Share will be exchanged for a North American Railways Common Share. A holder of a CN Exchangeable Share will be entitled to dividend distributions in the same amount
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Burlington Northern Santa Fe Corporation
March 10, 2000
Page 2

and payable at the same time as dividend distributions paid with respect to a North American Railways Common Share. In addition, North American Railways will issue the Special Voting Share to a trust for the benefit of the registered holders of CN Exchangeable Shares. The Special Voting Share will represent a number of votes at meetings of shareholders of North American Railways equal to the number of outstanding CN Exchangeable Shares from time to time.

         As contemplated in the Agreements, on December 17, 1999, BNSF and CN jointly formed a new holding company, North American Railways, which in turn formed Merger Sub, a new and wholly-owned subsidiary. Merger Sub will merge into BNSF. Pursuant to the merger, existing shareholders of BNSF will receive North American Railways Common Shares in exchange for their shares of BNSF common stock, and BNSF will become a wholly owned subsidiary of North American Railways. Each North American Railways Common Share received by a shareholder of BNSF in the merger will be "stapled" to a CN Voting Share. Contemporaneously with the merger, participating shareholders of CN will receive North American Railways Common Shares and CN Voting Shares, which shares will be "stapled" together (together, the "Transactions").

         You have requested our opinion concerning certain United States federal income tax consequences of the Transactions.

         In providing this opinion, we have relied on and assumed the accuracy of (without any independent investigation or review thereof) (i) the description of the Transactions as set forth in the Agreements and the exhibits thereto, including the representations and covenants of BNSF, CN and North American Railways contained therein; (ii) the description of the Transactions as set forth in the Joint Proxy Statement/Prospectus and the exhibits thereto; (iii) representations provided by BNSF, CN and North American Railways concerning certain facts underlying and relating to the Transactions; and (iv) such other instruments and documents related to the formation, organization and operation of BNSF, CN and North American Railways and related to the consummation of the Transactions as we have deemed necessary or appropriate.

         In addition, we have assumed that: (i) the Transactions will be reported by BNSF, CN and North American Railways on their respective federal income tax returns in a manner consistent with the opinion set forth below; (ii) any representation or statement that is anticipated to be true or that is made "to the best of knowledge" or is similarly qualified is correct without such qualification; (iii) the merger will qualify as a statutory merger under the laws of the State of Delaware; (iv) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in
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Burlington Northern Santa Fe Corporation
March 10, 2000
Page 3

fact no such plan, intention, understanding or agreement, and (v) officers of BNSF, CN and North American Railways who have signed the representations on behalf of those respective entities are knowledgeable concerning the matters and are authorized to make all of the representations set forth therein.

         For purposes of this opinion, a "U.S. Holder" is a beneficial owner of BNSF Common Shares or stapled securities who is: (1) a citizen or resident of the United States for federal income tax purposes; (2) a corporation (or other entity taxable as a corporation) or a partnership, organized under the laws of the United States or any state thereof; (3) an estate the income of which is subject to United States federal income taxation regardless of source; or (4) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. A "Canadian Holder" is a beneficial holder of BNSF Common Shares or stapled securities who:
(1) is a Canadian resident who is not a resident or citizen of the United States; (2) does not conduct a U.S. trade or business or maintain a permanent establishment in the United States; and (3) in the case of an individual, is not present in the United States for 183 days or more during the taxable year of any disposition of BNSF Common Shares, CN Common Shares or stapled securities.

         To the extent that this opinion addresses the federal income tax consequences of the Transactions to shareholders of BNSF, this opinion only addresses such consequences to shareholders of BNSF who hold their BNSF shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986 (the "Code"), as amended, and, in the case of Canadian Holders, shareholders who do not own, directly or indirectly, more than 5 percent of the BNSF shares outstanding prior to the Transactions or more than 5 percent of either type of the outstanding stapled securities after the Transactions. In addition, the conclusions set forth in this opinion may not be fully applicable to shareholders subject to special treatment under United States federal income tax law, such as financial institutions, insurance companies, tax-exempt entities, dealers in securities, certain United States expatriates, persons holding BNSF Common Shares or CN Common Shares as part of an integrated investment, U.S. holders whose functional currency is not the U.S. dollar, non-U.S. Holders other than Canadian Holders, shareholders who hold BNSF Common Shares or CN Common Shares through a pass-through entity, and shareholders who acquired BNSF Common Shares or CN Common Shares through exercise of employee stock options or otherwise as compensation.

         This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, the Canada-U.S. Convention for the Elimination of Double Taxation
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Burlington Northern Santa Fe Corporation
March 10, 2000
Page 4

(the "Tax Treaty") and the interpretation of the Code, such regulations and the Tax Treaty by the courts and the Internal Revenue Service (the "IRS"), as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

         Based upon and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes:

         (1) BNSF will recognize no income, gain or loss as a result of the Transactions;

         (2) a U.S. Holder will recognize no gain or loss upon the exchange of BNSF Common Shares for North American Railways Common Shares and the receipt of CN Voting Shares pursuant to the merger, except that gain may be recognized to the extent of the fair market value on the date of the exchange of the CN Voting Shares received (or alternatively, if the IRS successfully asserts that the CN Voting Shares are not received as consideration for BNSF Common Shares, but are instead a separate payment to the BNSF shareholders, income may be recognized in that amount);

         (3) a U.S. Holder's basis in the North American Railways Common Shares received will equal the exchanging U.S. Holder's basis in its BNSF Common Shares exchanged therefor, decreased by the fair market value of the CN Voting Shares received and increased by the amount of gain, if any, recognized with respect to the CN Voting Shares received (unless the IRS successfully asserts the alternative characterization described above in opinion number 2, in which case a U.S. Holder's basis in the North American Railways Common Shares received will equal the exchanging U.S. Holder's basis in its BNSF Common Shares exchanged therefor);

         (4) a U.S. Holder's holding period in its North American Railways Common Shares will include such shareholder's holding period in the BNSF Common Shares exchanged therefor;

         (5) a U.S. Holder's holding period in the CN Voting Shares will commence on the date of the exchange;

         (6) a U.S. Holder's basis in the CN Voting Shares will equal their fair market value on the date of the exchange;
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Burlington Northern Santa Fe Corporation
March 10, 2000
Page 5

         (7) Canadian Holders will not be subject to U.S. federal income tax as a result of an exchange, pursuant to the combination, of BNSF Common Shares for stapled securities consisting of North American Railways Common Shares and CN Voting Shares, except that if the IRS successfully asserts the alternative characterization described above in opinion number 2, Canadian Holders may have income that is subject to U.S. federal income tax to the extent of the fair market value of the CN Voting Shares;

         (8) dividends paid to a Canadian Holder of North American Railways Common Shares generally will be subject to United States federal withholding tax at a rate of 30 percent, but under the Tax Treaty, a maximum rate of 15 percent applies to dividends from United States sources distributed to residents of Canada who qualify for the benefits of the Tax Treaty;

         (9) a Canadian Holder that disposes of stapled securities consisting of a North American Railways Common Share and CN Voting Share will not be subject to United States federal income taxation on gain, if any, realized as a result of the sale or exchange; and

         (10) North American Railways Common Shares will be deemed to be United States situs assets for purposes of United States federal estate tax law, and therefore, North American Railways Common Shares held as part of a stapled security by an individual Canadian Holder at the time of his or her death will generally be subject to United States federal estate tax, except as may be otherwise provided by the Tax Treaty.

         This opinion is rendered to you in connection with the Transactions. This opinion may not be used or relied upon by any other person or for any other purpose without our prior written consent. We consent, however, to the filing of this opinion as an exhibit to the Joint Proxy Statement/ Prospectus and to the use of our name under the captions "Certain Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/ Prospectus.
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Burlington Northern Santa Fe Corporation
March 10, 2000
Page 6


         This opinion is based on facts and circumstances existing on the date hereof, and assumes no change in material facts prior to the Closing Date. The opinion is further conditioned on the representations of BNSF, CN and North American Railways being reconfirmed as of the Closing Date.


                                                       Sincerely,


                                                       /s/ Mayer, Brown & Platt
                                                       MAYER, BROWN & PLATT